U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 5
ANNUAL STATEMENT OF CHANGES BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940.

1.  Name and Address of Reporting Person:  Paul G. Ahern, RR 1
Box 259, Penobscot, ME 04476

2.  Issuer Name and Tickler or Trading Symbol:  Bar Harbor
Bankshares, CUSIP No. 066849100

3.  IRS or Social Security Number of Reporting Person
(Voluntary):  Not provided

4.  Statement for Month/Year:  December 2001

5.  If Amendment, Date of Original:  NA

6.  Relationship of Reporting Person to Issuer:  Director and
Officer. President, BTI Financial Group, a wholly-owned subsidiary of Bar Harbor Bankshares.


Table 1:  Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

Title of
Security
Tran
Date
Tran
Code
Securities Acquired
or Disposed of
Amount     A/D
Price
Amount
of
Securit
ies
Ownersh
ip
Form
Nature
of
Ownersh
ip
Bar Harbor
Bankshares
Common Stock





1,303
D




Table 1:  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of
Derivative
Security
Conve
r-
sion
or
Exerc
ise
Price
of
Deriv
-
ative
Secur
ity
Trans-
action
Date
(Month/
Day/
Year)
Tra
ns-
Act
ion
Cod
e
Number of
Derivative
Securities
Acquired
(A) or
Disposed
of (D)



A
D
Date Exercisable
and Expiration
Date
(Month/Day/Year)



Date
Expira-
exer-
tion
cisable
Date
Title and Amount
of Underlying
Securities





Amount or

Number of
Title
Shares
Price
of
Deriv
-
ative
Secur
-
ity
Number
of
Deriv-
ative
Securi
ties
Bene-
ficial
ly
Owned
at End
of
Year
Owner-
ship
of
Deriv-
ative
Secur-
ity:
Direct
(D) or
Indire
ct (I)
Na-
ture
of
Indir
ect
Bene-
ficia
l
Owner
-
ship
Incentive
Stock
Option
15.40
6/20/01
A
2,900

6/20/01
6/20/11
Bar Harbor
Bankshares
Common
Stock
2,900
*
2,900
D

Incentive
Stock
Option
15.40
6/20/01
A
2,850

6/20/02
6/20/11
Bar Harbor
Bankshares
Common
Stock
2,850
*
2,850
D

Incentive
Stock
Option
15.40
6/20/01
A
2,850

6/20/03
6/20/11
Bar Harbor
Bankshares
Common
Stock
2,850
*
2,850
D

Incentive
Stock
Option
15.40
6/20/01
A
2,850

6/20/04
6/20/11
Bar Harbor
Bankshares
Common
Stock
2,850
*
2,850
D

Incentive
Stock
Option
15.40
6/20/01
A
2,850

6/20/05
6/20/11
Bar Harbor
Bankshares
Common
Stock
2,850
*
2,850
D

Incentive
Stock
Option
15.40
6/20/01
A
2,850

6/20/06
6/20/11
Bar Harbor
Bankshares
Common
Stock
2,850
*
2,850
D

Incentive
Stock
Option
15.40
6/20/01
A
2,850

6/20/07
6/20/11
Bar Harbor
Bankshares
Common
Stock
2,850
*
2,850
D

*Grant of Incentive Stock Options to acquire Bar Harbor Bankshares common stock under Bar Harbor Bankshares (and subsidiaries) Incentive Stock Option Plan of 2000.